Response to Item 77I

Parametric Market Neutral Fund
Effective on March 1, 2013, Class A shares and
Class I shares of the Fund were renamed Investor
Class and Institutional Class, respectively. The terms of these share classes are described in the Fund's prospectus and statement of additional information, which are incorporated herein by reference.

Parametric Tax-Managed International Equity
Fund
Effective on March 1, 2013, Class A shares and
Class I shares of the Fund were renamed Investor
Class and Institutional Class, respectively. The terms of these share classes are described in the Fund's prospectus and statement of additional information, which are incorporated herein by reference.